Filed Pursuant to Rule 424(b)(3)

Registration No. 333-206718

Explanatory Note: The Quarterly Report on Form 10-Q set forth below was previously filed with the Securities and Exchange Commission by Ceres, Inc. and, pursuant to Rule 424(b)(3) under the Securities Act of 1933, as amended, is also being filed as a prospectus supplement to the prospectus of Ceres, Inc., dated December 15, 2015, relating to the offering by Ceres, Inc. of 600,000 Class A Units consisting of Common Stock and warrants and 6,460 Class B Units consisting of shares of Series A-1 convertible preferred stock and warrants (and 32,900,000 shares of Common Stock underlying shares of Series A-1 convertible preferred stock and warrants).

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-Q

(Mark One)

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended November 30, 2015

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the Transition Period from_________ to _________

Commission File Number: 001-35421

Ceres, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	33-0727287
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

1535 Rancho Conejo Boulevard

Thousand Oaks, CA 91320

(Address of principal executive offices)

Telephone: (805) 376-6500

(Registrant’s telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files). Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

Under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, Ceres, Inc. qualifies as an “emerging growth company,” as defined under the JOBS Act.

Indicate the number of shares outstanding of each of the issuer’s classes of common stock, as of the latest practicable date.

Class	Outstanding at January 7, 2016
Common Stock, $0.01 par value per share	14,685,700

PART I: FINANCIAL INFORMATION

Item 1. Financial Statements.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share amounts and par value)

(Unaudited)

	November 30,	August 31,
	2015	2015

ASSETS
Current assets:
Cash and cash equivalents	$3,438	$8,095
Prepaid expenses	403	477
Accounts receivable	848	577
Assets held for sale	228	474
Other current assets	594	143
Total current assets	5,511	9,766
Property and equipment, net	1,196	1,258
Other assets	126	98
Total assets	$6,833	$11,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,826	$4,402
Billings in excess of costs	516	802
Deferred rent	18	18
Total current liabilities	4,360	5,222
Deferred rent	52	56
Common stock warrant liabilities	1,239	1,631
Total liabilities	5,651	6,909
Commitments and contingencies
Stockholders’ equity:
Common stock and additional paid in capital, $0.01 par value; 240,000,000 shares authorized; 8,830,700 shares issued and outstanding at November 30, 2015; 8,830,700 shares issued and outstanding at August 31, 2015	335,870	335,512
Accumulated other comprehensive loss	792	762
Accumulated deficit	(335,480)	(332,061)
Total stockholders’ equity	1,182	4,213
Total liabilities and stockholders’ equity	$6,833	$11,122

See accompanying notes to the unaudited condensed consolidated financial statements.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended November 30,
	2015	2014
Revenues:
Services	$942	$400
Total revenues	942	400

Cost and operating expenses:
Cost of products	946	442
Research and development	1,718	2,504
Selling, general and administrative	2,088	3,441
Total cost and operating expenses	4,752	6,387
Loss from operations	(3,810)	(5,987)
Interest expense	(4)	(3)
Interest income	3	18
Other income	393	-
Loss before income taxes	(3,418)	(5,972)
Income tax expense	(1)	(1)
Net loss	$(3,419)	$(5,973)
Basic and diluted net loss per share	$(0.39)	$(0.96)
Weighted average outstanding common shares used for net loss per share:
Basic and diluted	8,830,479	6,032,102

See accompanying notes to the unaudited condensed consolidated financial statements.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive Loss

(In thousands)

(Unaudited)

	Three months ended
	November 30,
	2015	2014
Net loss	$(3,419)	$(5,973)
Other comprehensive income (loss)
Foreign currency translation adjustments	30	(30)
Net unrealized gains on marketable securities	-	4
Total comprehensive loss	$(3,389)	$(5,999)

See accompanying notes to the unaudited condensed consolidated financial statements.

CERES, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	Three months ended
	November 30,
	2015	2014

Cash flows from operating activities:
Net loss	$(3,419)	$(5,973)
Adjustments to reconcile net loss to net cash used in operating activities:
Net gain on disposal of assets	(5)	(23)
Loss on assets held for sale	68	-
Depreciation and amortization	115	189
Amortization of premiums on marketable securities	-	63
Non-cash interest income	-	(75)
Stock compensation	358	615
Change in fair value of common stock warrants	(392)	-
Changes in operating assets and liabilities:
Prepaid expenses	76	57
Accounts receivable	(271)	47
Inventories	-	(749)
Other assets	(480)	(200)
Accounts payables and accrued expenses	(492)	(351)
Other liabilities	(290)	85
Other	-	22
Net cash used in operating activities	(4,732)	(6,293)

Cash flows from investing activities:
Purchases of property and equipment	(4)	(149)
Proceeds from sale of property and equipment	5	23
Proceeds from sale of assets held for sale	103	-
Purchases of marketable securities	-	(720)
Maturities of marketable securities	-	7,950
Net cash provided by investing activities	104	7,104

Cash flows from financing activities:
Repayment of debt	-	(23)
Net cash used in financing activities	-	(23)

Effect of foreign currency translation on cash	(29)	43
Net increase (decrease) in cash and cash equivalents	(4,657)	831
Cash and cash equivalents at beginning of period	8,095	3,423
Cash and cash equivalents at end of period	$3,438	$4,254

See accompanying notes to the unaudited condensed consolidated financial statements.

CERES, INC. AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements (Unaudited)

(In thousands, except share and per share data)

1) The Company

Ceres, Inc. (Company) is an agricultural biotechnology company that develops and markets seeds and traits to produce crops for feed, forages, sugar and other markets. The Company uses a combination of advanced plant breeding, biotechnology and bioinformatics to develop seed products and biotechnology traits to address many of the current limitations and future challenges facing agriculture. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple end markets, including food, feed, fiber and fuel.

In January 2010, the Company formed a subsidiary, Ceres Sementes do Brasil Ltda. The Company’s ownership in this subsidiary is 99.9% and Ceres Agrotechnologies Intl LLC (referred to hereinafter) owns the remaining interest. In May 2014, the Company formed a wholly owned subsidiary, Ceres Agrotechnologies Intl LLC. In May 2014, the Company also formed a subsidiary, CS Semillas de Mexico, S.de L. de C.V. The Company’s ownership in this subsidiary is 99.9% and Ceres Agrotechnologies Intl LLC owns the remaining interest.

On April 8, 2015, the Company filed an amendment to its amended and restated certificate of incorporation which effected a 1 for 8 reverse stock split of the Company’s issued and outstanding shares of common stock. The par value of the common stock was not adjusted as a result of the reverse stock split. All issued and outstanding shares of common stock, warrants, and stock options and per share amounts contained in the Company’s condensed consolidated financial statements have been retroactively adjusted to reflect this reverse stock split for all periods presented.

The Company has incurred substantial net losses from operations since its inception and its accumulated deficit as of November 30, 2015 was $335,480. The Company expects to incur additional losses related to the continued development and expansion of its business, including research and development, seed production and operations, and sales and marketing.

As of November 30, 2015 the Company had cash and cash equivalents of $3,438. On December 17, 2015 the Company raised net proceeds of approximately $6,400 from a public offering. The Company plans to finance its operations for the next eight months with cash on hand, and with cash inflows from collaboration and grant funding and from product sales. The Company intends to seek additional funds through public or private debt or equity financings, collaborations, licensing arrangements, government programs and the sale of intellectual property, technology or other assets. The Company cannot provide any assurances that additional sources of funding will be available on terms acceptable to the Company or at all, or that it will be successful in entering into collaborations or license agreements, receiving funds under government grants or selling intellectual property, technology or other assets. If the Company is unable to raise additional funds, the Company will not have adequate liquidity to fund its operations and will be forced to significantly curtail or cease its operations.

(2) Summary of Significant Accounting Policies

Basis of Presentation

The accompanying interim condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (GAAP) and with the instructions for Form 10-Q and Regulation S-X. Accordingly, they do not include all of the information and notes required for complete financial statements. These interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes thereto contained in the Company’s Form 10-K for the fiscal year ended August 31, 2015 filed with the Securities and Exchange Commission (SEC) on November 23, 2015.

The accompanying interim condensed consolidated financial statements have been prepared assuming the Company will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. The accompanying interim condensed consolidated financial statements and related disclosures are unaudited, have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. The condensed consolidated results of operations for any interim period are not necessarily indicative of the results to be expected for the full year or for any other future year or interim period.

Principles of Consolidation

The condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

In preparing the unaudited condensed consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the unaudited condensed consolidated financial statements and reported amounts of revenue and expenses during the reporting period. Significant items subject to such estimates and assumptions include the valuation of property and equipment, common stock and stock options. Actual results could differ from those estimates.

Fair Value of Financial Instruments

Assets and liabilities recorded at fair value in the condensed consolidated financial statements are categorized based upon the level of judgment associated with the inputs used to measure their fair value. Hierarchical levels that are directly related to the amount of subjectivity associated with the inputs to the valuation of these assets or liabilities are as follows:

•	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

•	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

•	Level 3 inputs are unobservable inputs for the asset or liability.

The following tables present the Company’s financial assets that were measured at fair value on a recurring basis as of November 30, 2015 and August 31, 2015 by level within the fair value hierarchy:

	November 30, 2015
	Level 1	Level 2	Level 3	Total
Financial Assets
Money market funds	$1,732	$—	$—	$1,732
Certificates of deposit — available for sale	—	60	—	60
Total	$1,732	$60	$—	$1,792

All of the money market funds and certificates of deposit are included in cash and cash equivalents on the condensed consolidated balance sheets.

	August 31, 2015
	Level 1	Level 2	Level 3	Total
Financial Assets
Money market funds	$3,732	$—	$—	$3,732
Certificates of deposit — available for sale	—	60	—	60
Total	$3,732	$60	$—	$3,792

All of the money market funds and certificates of deposit are included in cash and cash equivalents on the condensed consolidated balance sheets.

Financial Liabilities

Certain common stock warrants have been classified as liabilities due to some features which could enable the holder to receive cash. The Company utilizes an option pricing valuation model to determine the fair value of its outstanding common stock warrant liabilities. The inputs to the model include fair value of the stock related to the warrant, exercise price of the warrant, expected term, expected volatility, risk-free interest rate and dividend yield. As several significant inputs are not observable, the overall fair value measurement of the common stock warrants are classified as Level 3. The fair value of the Company’s common stock warrant liabilities were $1,239 and $1,631 at November 30, 2015 and August 31, 2015, respectively.

The fair value of the common stock warrant liabilities at November 30, 2015 and August 31, 2015 were estimated using the following weighted-average assumptions:

	Three Months Ended November 30, 2015	Year Ended August 31, 2015
Expected term (in years)	4.66 - 5.24	4.91 - 5.49
Expected volatility	70.20% - 71.60%	69.80%
Risk free interest rate	1.65%	1.54%
Expected dividend yield	0%	0%

Accounts Receivable

Accounts receivable represents amounts owed to the Company from product sales and services. The Company had no amounts reserved for doubtful accounts at November 30, 2015 and August 31, 2015 as the Company expects full collection of the accounts receivable balances.

Inventories

When inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs are recorded for the difference between the cost and the market value in the period based on the Company’s evaluation of such inventory with any excess cost recognized during the period within cost of product sales.

All inventory at November 30, 2014 and August 31, 2015, respectively, was recorded at net realizable value of $0.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided using the straight-line method over the shorter of the estimated useful lives or the remaining life of the lease. Depreciation periods for the Company’s property and equipment are as follows:

Automobiles and trucks	3-5 years
Office, laboratory, farm and warehouse equipment and furniture	3-5 years
Leasehold improvements	3-10 years
Buildings	14-39 years

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent that an impairment indicator has occurred, recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. For the reporting periods presented herein there was no impairment.

Restructuring

At August 31, 2015, there was approximately $700 of accrued liability related to workforce reductions in connection with fiscal 2015 restructurings. As of November 30, 2015, these accrued liabilities were substantially paid.

Foreign Currency Translation

The Brazilian Real is the functional currency of the Company’s subsidiary in Brazil. Accordingly, assets and liabilities of those operations are translated into United States dollars using the current exchange rate in effect at the balance sheet date and equity accounts are translated into United States dollars using historical rates. Revenues and expenses are translated at the weighted average rate of exchange during the reporting period. Gains and losses from foreign currency translation adjustments are represented as a component of accumulated other comprehensive loss within the Company’s condensed consolidated balance sheets.

Accumulated Other Comprehensive Loss

The Company’s unrealized gains and losses on available-for-sale securities and foreign currency translation adjustments represents the components of comprehensive loss and have been disclosed in the condensed consolidated balance sheets.

The following summarizes the changes in the balances of each component of accumulated other comprehensive loss during the three months ended November 30, 2015:

Foreign
Currency
Translation
Balance at August 31, 2015	$762
Comprehensive gain	30
Balance at November 30, 2015	$792

Basic and Diluted Net Loss Per Share

Basic net loss per common share is computed by dividing net loss by the weighted average number of common shares outstanding. Diluted net loss per common share is computed by dividing net loss by the weighted average number of common shares and dilutive potential common share equivalents then outstanding, to the extent they are dilutive. Potential common shares consist of shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Dilutive net loss per share is the same as basic net loss per share for all periods presented because the effects of potentially dilutive items were anti-dilutive.

The following potentially dilutive, common share equivalents were excluded from the calculation of diluted net loss per common share because their effect was antidilutive for each of the periods presented:

	November 30,
	2015	2014
Options to purchase common stock	390,215	420,509
Warrants to purchase common stock	2,775,083	260,255
Total	3,165,298	680,764

(3) Property and Equipment

Property and equipment are summarized as follows:

	November 30, 2015	August 31, 2015
Land	$43	$43
Automobiles and trucks	44	44
Buildings	1,215	1,215
Office, laboratory, farm and warehouse equipment and furniture	10,863	10,863
Leasehold improvements	5,659	5,659
	17,824	17,824
Less accumulated depreciation and amortization	(16,628)	(16,566)
Property and equipment, net	$1,196	$1,258

(4) Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses consisted of the following:

	November 30, 2015	August 31, 2015
Accounts payable	$2,014	$2,000
Accrued payroll and related expenses	1,039	1,581
Research and development contracts	174	283
Taxes	389	395
Other	210	143
	$3,826	$4,402

(5) Stock-Based Compensation

Stock Option and Stock Issuance Plans

The Company has established three equity plans: the Ceres, Inc. 2000 Stock Option/Stock Issuance Plan (2000 Plan), the Ceres, Inc. 2010 Stock Option/Stock Issuance Plan (2010 Plan) and the Amended and Restated Ceres, Inc. 2011 Equity Incentive Plan (2011 Plan, and collectively with the 2000 Plan and the 2010 Plan, Equity Plans). The Equity Plans provide for grants of Incentive Stock Options (ISOs) to employees and Nonqualified Stock Options (NSOs), stock and restricted stock to employees, directors, and consultants. In addition, the 2011 Plan provides for the grant of other equity based awards such as restricted stock units, stock appreciation rights and deferred stock to employees, directors and consultants. The option term, as determined by the Company’s Board of Directors, may not exceed ten years. Vesting, also determined by the Company’s Board of Directors, generally occurs ratably over four to five years. ISOs and NSOs may be granted at a price per share not less than the fair market value at the date of grant.

Stock-based compensation expense included in operating expenses are as follows:

	Three months ended
	November 30,
	2015	2014
Stock-based compensation expense	$359	$619
Fair value changes of collaboration warrants	(1)	(4)
	$358	$615

There were no stock options exercised during the three months ended November 30, 2015 and 2014.

Stock Option Activity

The following table summarizes the stock option transactions under the Equity Plans during the three months ended November 30, 2015:

	Shares	Weighted Average Exercise Price
Options outstanding at August 31, 2015	409,763	$43.87
Options granted	250	1.11
Options forfeited	(19,798)	24.96
Options outstanding at November 30, 2015	390,215	$44.80

No tax benefits have been recorded on compensation costs recognized for options exercised. As of November 30, 2015, there was $751of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted average of 1.31 years. The Company’s policy is to issue new shares for options exercised.

Restricted Stock Activity

The following summarizes the restricted stock transactions under the Equity Plans during the three months ended November 30, 2015:

	Shares	Weighted Average Grant Date Fair Value
Restricted stock outstanding and unvested at August 31, 2015	37,242	$25.17
Restricted stock vested	(28,728)	18.45
Restricted stock forfeited	(2,511)	19.10
Restricted stock outstanding and unvested at November 30, 2015	6,003	$52.55

As of November 30, 2015, there was $18 of total unrecognized compensation cost related to restricted stock awards. That cost is expected to be recognized over a weighted average of 2.04 years.

Stock Activity

During the three months ended November 30, 2015, the Company granted 2,511 shares of common stock under the 2011 Plan with a fair market value of $1.11 per share. The Company recorded $2.8 of expense related to this stock grant. There were no shares of common stock issued during the three months ended November 30, 2014.

(6) Stockholders’ Equity

Common Stock

On March 7, 2014, the Company held its 2014 Annual Meeting of Stockholders (Annual Meeting). At the Annual Meeting, the stockholders approved an amendment to the Company’s Amended and Restated Certificate of Incorporation which decreased the total number of shares of common stock of the Company from 490,000,000 to 240,000,000. Holders of the Company’s common stock are entitled to dividends as and when declared by the Board of Directors, subject to rights and holders of all classes of stock outstanding having priority rights to dividends. There have been no dividends declared to date. Each share of common stock is entitled to one vote.

Preferred Stock

Pursuant to the Company’s amended and restated certificate of incorporation, the Company is authorized to issue 10,000,000 shares of preferred stock. The Board of Directors has the authority, without action by the Company’s stockholders, to designate and issue shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

Warrants issued in connection with the July 30, 2015 registered public offering and concurrent private placement.

On July 30, 2015 the Company issued warrants exercisable for one share of Common Stock for each share purchased in the July 30, 2015 offering for an aggregate of 1,200,000 shares of Common Stock at an exercise price of $1.62 per share. The warrants are exercisable at any time or from time to time, in whole or in part, beginning on January 30, 2016 and expire on January 30, 2021. The fair value of these warrants at November 30, 2015 was $569.3 based on a risk-free rate of 1.65%, volatility of 70.2%, expected term of 5.16 years and 0% dividend yield.

The Company also issued warrants to purchase an aggregate of 24,000 shares of our Common Stock at an exercise price of $1.944 per share to the placement agent as part of the placement agent’s compensation. The warrants issued to the placement agent are exercisable at any time or from time to time, in whole or in part, beginning on July 30, 2016 and expire on July 30, 2020. The fair value of these warrants at November 30, 2015 was $10.0 based on a risk-free rate of 1.65%, volatility of 71.6%, expected term of 4.7 years and 0% dividend yield.

Warrants issued in connection with the August 26, 2015 registered public offering and concurrent private placement.

On August 26, 2015, the Company issued warrants exercisable for 0.75 shares of Common Stock for each share purchased in the August 26, 2015 offering for an aggregate of 1,198,859 shares of Common Stock at an exercise price of $1.22 per share. The warrants are exercisable at any time or from time to time, in whole or in part, beginning on February 26, 2016 and expire on February 26, 2021. The fair value of these warrants at November 30, 2015 was $645.9 based on a risk-free rate of 1.65%, volatility of 70.2%, expected term of 5.2 years and 0% dividend yield.

The Company also issued warrants to purchase an aggregate of 31,970 shares of our Common Stock at an exercise price of $1.83 per share to the placement agent as part of the placement agent’s compensation. The warrants issued to the placement agent are exercisable at any time or from time to time, in whole or in part, beginning on August 26, 2016 and expire on August 26, 2020. The fair value of these warrants at November 30, 2015 was $13.5 based on a risk-free rate of 1.65%, volatility of 70.2%, expected term of 4.7 years and 0% dividend yield.

In connections with the change in the fair value of liability classified warrants, the Company recorded a gain of $392 for the three months ended November 30, 2015, included in other income on the accompanying condensed consolidated statement of operations.

(7) Income Taxes

No provision for U.S. income taxes has been made, net of the valuation allowance, with the exception of minimum statutory amounts, because the Company has incurred losses since its inception. The Company has deferred tax assets consisting primarily of net operating loss carryforwards that have been fully offset by a valuation allowance.

(8) Commitments and Contingencies

The Company leases certain of its facilities and equipment under various noncancelable operating leases expiring through 2023. The leases on the facilities contains provisions for future rent increases. The Company records monthly rent expense equal to the total of the payments due over the lease term, divided by the number of months of the lease term. The difference between rent expense recorded and the amount paid is credited or charged to deferred rent, which is included in other current liabilities and other non-current liabilities in the accompanying condensed consolidated balance sheets as of November 30, 2015, and August 31, 2015.

In connection with one of its facilities leases, the Company received a reimbursement for leasehold improvements of $270. This reimbursement is a lease incentive which has been recognized as a liability in deferred rent and is being amortized to rent expense on a straight-line basis over the lease term. Total rental expense recognized was $42 and $134 for the three months ended November 30, 2015 and 2014, respectively.

Future minimum payments under noncancelable operating leases as of November 30, 2015 are as follows:

Operating Leases
Remaining nine months of fiscal year 2016	$143
2017	568
2018	618
2019	682
Total minimum lease payments	$2,011

Legal Proceedings

From time to time, we may be involved in litigation relating to claims arising out of our operations. Except as set forth in the immediately following two paragraphs, we are not currently a party to any material litigation or other material legal proceedings. We may, however, be involved in other material legal proceedings in the future. Such matters are subject to uncertainty and there can be no assurance that such legal proceedings will not have a material adverse effect on our business, results of operations, financial position or cash flows.

A claim was filed against the Company on December 2, 2015 in the Labor Court of Itumbiara, Goias, Brazil by the estate of a deceased employee of the Company’s Brazilian subsidiary alleging that the employee’s death in an accident while driving a Company vehicle resulted from a lack of proper maintenance of such vehicle and the plaintiff is requesting damages of approximately 3.8 million reais (approximately $1 million). The Company intends to vigorously defend the claim.

A lawsuit was filed in Los Angeles Superior Court, Ventura County on December 3, 2015 by a former employee of the Company, asserting a number of claims. The lawsuit raises a number of allegations, including, among other things, disability discrimination, failure to provide reasonable accommodation, failure to engage in the interactive process, retaliation under California state laws, wrongful termination and several claims of violations under California wage-hour laws, including alleged failure to pay required minimum wage, overtime, meal and rest break payments and failure to provide accurate itemized wage statements. Ceres at this point in time believes that it has substantial defenses to each claim, intends to fully and appropriately investigate those claims and further intends to vigorously defend itself against the lawsuit. The Company has secured Employment Practices Liability Insurance (“EPLI”) which it believes will cover most if not all allegations set forth in the lawsuit and has tendered the matter to its EPLI carrier.

The Company has determined that there is no probable, estimable liability related to the two cases disclosed above. Accordingly, the Company has not accrued any liability related to these cases.

(9) Research Collaboration Agreements

The Company has a number of research agreements with academic collaborators, including among others, TAMU, Noble, and the Institute of Crop Sciences of the Chinese Academy of Agricultural Sciences. In connection with these agreements, the Company receives certain exclusive options or licensing rights to technology and intellectual property developed under these agreements. The Company expenses amounts under these agreements to research and development expense in the period in which the services are rendered. The Company also licenses technology from third parties. Where required, initial payments under these license agreements are capitalized and expensed on a straight-line basis over the license term.

Future minimum payments under the Company’s research collaboration agreements as of November 30, 2015 are as follows:

Remaining nine months of fiscal year 2016	$427
2017	50
$477

(10) Subsequent Events

On December 17, 2015, the Company completed a public offering consisting of (1) the issuance of an aggregate of 2,905,000 shares of Common Stock and warrants to acquire 2,905,000 shares of common stock, including the partial exercise of the underwriters’ overallotment option of 2,305,000 shares of common stock and warrants to acquire 2,305,000 shares of common stock, par value $0.01 per share, of the Company, at an offering price of $0.40 per share, and (2) the issuance of (i) 6,460 shares of preferred stock at an offering price of $1,000 per preferred share convertible into 16,150,000 shares of common stock and (ii) the issuance of warrants to purchase 16,150,000 shares of common stock. The warrants to purchase common stock will be classified as liabilities and the Company estimates the value of the warrants to be approximately $5,200. The Company received net proceeds of approximately $6,400, after deducting the placement agent fee and related offering expenses.

On January 12, 2016 the Company’s Board of Directors adopted a resolution approving a proposal to be presented to the shareholders at the next annual meeting to effect a reverse split of all of the Company’s outstanding shares of common stock by a ratio in the range of 1-for-10 and 1-for-20 with the exact ratio to be determined by the Board. The proposal provides that the Company’s Board of Directors shall have sole discretion pursuant to Section 242(c) of the Delaware General Corporation Law to elect, as it determines to be in the Company’s best interest, whether or not to effect the reverse stock split before April 5, 2017 or to abandon it. If after approval of the proposal by the shareholders, the Company’s Board determines that effecting the reverse stock split is in the Company’s best interest, the reverse stock split will become effective upon filing of an amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware.

ITEM 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Forward-Looking Statements

The following discussion and analysis of our financial condition and results of operations should be read together with our unaudited condensed consolidated financial statements and the other financial information appearing elsewhere in this Quarterly Report on Form 10-Q, the information under the heading “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2015. This discussion contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements, other than statements of historical facts contained in this Quarterly Report on Form 10-Q, including statements regarding our efforts to develop and commercialize our products, anticipated yields and product performance, our short-term and long-term business strategies, market and industry expectations and future results of operations and financial position, including anticipated cost savings and projected cash expenditures from our restructuring plan and liquidity, are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as “may”, “will”, “should”, “expect”, “plan”, “anticipate”, “could”, “intend”, “target”, “project”, “contemplate”, “believe”, “estimate”, “potential”, “continue” or other similar words. We based these forward-looking statements largely on our current expectations and projections about future events or trends that we believe may affect our business and financial performance. These forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results, performance or achievements to materially differ from any future results, performance or achievements expressed or implied by these forward-looking statements. We have described in the “Risk Factors” section in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on November 23, 2015 and elsewhere in this Quarterly Report on Form 10-Q, the material risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements. Because forward-looking statements are inherently subject to risks and uncertainties, some of which we cannot predict or quantify, you should not rely on these forward-looking statements as guarantees of future results, performance or achievements. The forward-looking statements in this Quarterly Report on Form 10-Q represent our views as of the date of the filing of this Quarterly Report on Form 10-Q. We undertake no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date we file this Quarterly Report on Form 10-Q with the SEC to conform these statements to actual results or to changes in our expectations.

Overview

We are an agricultural biotechnology company that develops and markets seeds and traits to produce crops for feed, forages, sugar and other markets. We use a combination of advanced plant breeding, biotechnology and bioinformatics to develop seed products and biotechnology traits to address many of the current limitations and future challenges facing agriculture. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple end markets, including food, feed, fiber and fuel.

In 2014, we began realigning our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. Previously, we prioritized our working capital in Brazil, where, since 2010 we focused on the large-scale evaluation and adoption of sorghum for bioenergy production. We believe that these changes represent an important step in the transformation of our business as we refocus on our strengths in agricultural technology and redirect our existing seed products and trait pipelines toward food and feed markets being fueled by global prosperity growth.

We operate in one segment, and accordingly, our results of operations are presented on a consolidated basis. To date the majority of our revenue and expense has been denominated in U.S. dollars and Brazilian Real. In fiscal year 2015 there was a benefit to our operating expenses related to the impact of expenses incurred in Brazilian Real as a result of the strengthening dollar which was offset by increased costs incurred in Brazil.

We generate revenues from product sales, research and development collaboration agreements, government grants and software and services. We began selling products in 2008 and, while our product sales have been minimal to date, we expect product sales to eventually become the primary source of our revenues. We expect future product revenues to include a combination of seed sales and trait fees, similar to current business models used for food crops incorporating biotech traits. As we continue to develop traits for our products, we expect that a significant portion of our product revenues will be generated from the sale of seeds that include our traits.

Seed inventory costs are computed on a first-in, first-out basis and valued at the lower of cost or market with any excess cost recognized during the period within cost of product sales. When inventory costs exceed expected market value due to obsolescence or lack of demand, inventory write-downs are recorded for the difference between the cost and the market value in the period based on our evaluation of such inventory. The recoverability of our seed inventory is dependent on increased customer adoption and acceptance.

We have invested significantly in research, development and technology. For the fiscal years ended August 31, 2015 and 2014, we invested $9.7 million and $14.2 million, respectively, in research and development, with the main emphasis on breeding and traits. Our other operating expenses are related to selling, general and administrative expenses incurred to establish and build our market presence and business infrastructure.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We expect to incur further losses in the operations of our business and have been dependent on funding our operations through the issuance and sale of equity securities. Our accumulated deficit as of November 30, 2015 was $335.5 million. Our cash and cash equivalents of $3.4 million as of November 30, 2015 and net proceeds received of $6.4 million in our public offering on December 17, 2015 is not sufficient to enable us to remain in business beyond July 2016 without raising further capital or significantly curtailing our operations. These circumstances raise substantial doubt about our ability to continue as a going concern.

Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. Therefore, you should not rely on our consolidated financial statements as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

Historically, we have funded our operations with payments from collaborators and government grants and the proceeds from issuances of common stock, convertible preferred stock, warrants, convertible notes and debt financing. We have experienced significant losses as we invested heavily in research and development and marketing, and those costs have exceeded revenues. We will continue to need capital to fund our research and development projects, to commercialize our products and to provide working capital to fund other aspects of our business. We are evaluating opportunities to secure additional financing, including the issuance of equity or debt, sale or divesture of business units, and additional revenues from grants or collaborations. However there are no assurances that such opportunities will be available or available on terms that are acceptable to the Company. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, develop and commercialize products or technologies, or otherwise respond to competitive pressures will be significantly limited. If this happens, we may be forced to obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights, grant licenses to our technology and sell assets on terms that are not favorable to us or delay or terminate research and development programs or the commercialization of products or significantly curtail or cease our operations.

During the fourth quarter of fiscal 2015, we announced the continued realignment of our business to focus on food and forage opportunities and biotechnology traits for sugarcane and other crops. The realignment primarily involved a restructuring of our Brazilian seed operations. The restructuring of our Brazilian seed operations, included, among other actions, a workforce reduction that impacted 33 positions in Brazil primarily related to administration, operations and manufacturing as well as 2 support positions in the United States. As of November 30, 2015, these reductions have been substantially completed. We have paid total charges of approximately $1.4 million with respect to these reductions, including $1.2 million of one time severance expenses, and $0.2 million for continuation of salary and benefits until their work was completed. We expect to save up to approximately $8.0 to $10.0 million in cash in fiscal 2016 as a result of restructuring our operations as described above. After full implementation of the restructuring plan, our Brazilian operations will be focused on sugarcane trait development activities for the Brazilian sugarcane market. There can be no assurance that we will achieve the cost savings we expect in fiscal 2016 after fully implementing the realignment plan.

In July 2014, our Brazilian subsidiary was selected for a grant and a multi-year credit facility to fund a product development project for sorghum and sugarcane under the government’s PAISS Agricola program. In light of the restructuring of our Brazilian operations we have decided not to pursue the original project, which focused primarily on sorghum, nor accept the non-repayable grant tied to the original project plan. We have approached the Brazilian government to narrow the focus and significantly reduce the size of the project. We may still be eligible to utilize the program’s subsidized credit facility to fund certain development and commercialization activities in Brazil

Public Offerings

On March 10, 2014, we completed a registered public offering of 2,875,000 shares of common stock (including 375,000 shares purchased by the underwriter upon the exercise in full of their right to purchase up to an additional 375,000 shares to cover over-allotments) at a price to the public of $8.00 per share. We received approximately $20.8 million of proceeds from the offering, after deducting underwriting discounts and commissions and estimated offering expenses.

On July 30, 2015, we completed a registered public offering of an aggregate of 1,200,000 shares of common stock, par value $0.01 per share, of the Company, at an offering price of $1.296 per share for estimated net proceeds of approximately $1.0 million, after deducting the placement agent fee and related offering expenses. In connection with the offering, we issued warrants exercisable for one share of common stock for each share purchased at an exercise price of $1.62 per share. We also issued warrants to purchase an aggregate of 24,000 shares of common stock at an exercise price of $1.944 per share to the placement agent as part of the placement agent’s compensation.

On August 26, 2015, we completed a registered public offering of an aggregate of 1,598,478 shares of common stock, par value $0.01 per share, of the Company, at an offering price of $1.22 per share for estimated net proceeds, together with the concurrent private placement, of approximately $1.7 million, after deducting the placement agent fee and related offering expenses. In connection with the offering, we issued warrants exercisable for 0.75 shares of common stock, for an aggregate of 1,198,859 shares of common stock at an exercise price of $1.22 per share. We also issued warrants to purchase an aggregate of 31,970 shares of common stock at an exercise price of $1.83 per share to the placement agent as part of the agent's compensation.

On December 17, 2015, the Company completed a public offering consisting of (1) the issuance of an aggregate of 2,905,000 shares of Common Stock and warrants to acquire 2,905,000 shares of common stock, including the partial exercise of the underwriters’ overallotment option of 2,305,000 shares of common stock and warrants to acquire 2,305,000 shares of common stock, par value $0.01 per share, of the Company, at an offering price of $0.40 per share, and (2) the issuance of 6,460 shares of preferred stock at an offering price of $1,000 per share convertible into 16,150,000 shares of common stock and (3) the issuance of warrants to purchase 16,150,000 shares of common stock. The Company received net proceeds of approximately $6.4 million, after deducting the placement agent fee and related offering expenses.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations is based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, expenses and related disclosures. We base our estimates and assumptions on historical experience and on various other factors that we believe to be reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The results of our analysis form the basis for making assumptions about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions.

We believe the following critical accounting policies involve significant areas of management’s judgments and estimates in the preparation of our financial statements.

Revenue Recognition

Revenues are recognized when the following criteria are met: (1) persuasive evidence of an arrangement exists; (2) transfer of product or technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. To date, our primary source of revenues has been derived from research collaborations and government grants and, to a lesser extent, product sales.

Product Sales

Product sales are derived from sales of seeds, trait fees, crop management services and biomass sales. Product sales are recognized, net of discounts and allowances, once passage of title and risk of loss have occurred and contractually specified acceptance criteria have been met, provided all other revenue recognition criteria have also been met.

Services

From time to time, we have entered into research and development collaboration agreements with third parties including a large agriculture supplier, a consumer goods conglomerate and several biofuel producers. In addition, we have received grants from government agencies such as the United States Department of Agriculture. The research and development collaboration agreements typically provide us with multiple revenue streams, which may include upfront, non-refundable fees for licensing certain of our technologies, fees for research and development activities, and contingent milestone payments upon achievement of contractual criteria.

Technology License Fees. For collaboration agreements in which we have continuing involvement, license fees are recognized on a straight-line basis over the term of the arrangement. Licensing fees are non-refundable and not subject to future performance.

Government Grants. We receive payments from government entities in the form of government grants. Government grants generally provide us with cost reimbursement for certain types of expenditures in return for research and development activities over a contractually defined period, as well as an allocated portion of our overhead expenses. Revenues from government grants are recognized in the period during which the related costs are incurred, provided that substantially all conditions under which the government grants were provided have been met and we only have perfunctory obligations outstanding.

Research and Development Fees. Generally, fees for research and development activities are recognized as the services are performed over the performance period, as specified in the respective agreements. Certain of our collaboration agreements require us to deliver research data by specific dates and that the collective program plan will result in reaching specific crop characteristics by certain dates. For such arrangements, we recognize revenues based on the approximate proportional performance of services under the agreement, but the revenue recognized cannot exceed the payments that have accrued to us to date under the agreement. The research and development period is estimated at the inception of each agreement and is periodically evaluated.

Milestone Payments. Fees that are contingent upon achievement of substantive performance milestones at inception of the agreement are recognized based on the achievement of the milestone, as defined in the respective agreements.

Software and Services. We provide services related to software arrangements that involve (1) significant production, modification or customizations and (2) Post Contract Customer Support (PCS). The customer has the option, annually, to extend the arrangement or elect to receive only maintenance. We do not have vendor specific objective evidence (“VSOE”) related to these components. In addition, there are substantive acceptance provisions related to the production, modification or customization. We apply the completed contract method to these arrangements. However, only costs related to the production, modification or customization are deferred. Revenue is recognized upon acceptance of the production, modification or customization as that is later than the expiration of the annual PCS period.

Billings in Excess of Costs. We recognize billings in excess of costs to the extent that cash received under the software and service arrangements are in excess of the revenues recognized related to the arrangements since the work under the arrangements have not yet been performed, or the work has not been fully completed at the balance sheet date, which is classified as other current liabilities on the accompanying condensed consolidated balance sheets.

Stock-Based Compensation

We account for stock-based compensation arrangements with employees using fair value methods which require the recognition of compensation expense for costs related to all stock-based payments. The fair value methods require us to estimate the fair value of stock-based payment awards on the date of grant. We use an option pricing model to estimate the fair value of options granted that are expensed on a straight-line basis over the vesting period. The fair value of restricted stock granted to employees is based on the grant date value of the underlying stock. We account for stock options issued to non-employees based on the estimated fair value of the awards using the option pricing model. The measurement of stock-based compensation to non-employees is subject to periodic adjustments as the underlying equity instruments vest, and the resulting change in value, if any, is recognized in our condensed consolidated statements of operations during the period the related services are rendered.

Impairment of Long-Lived Assets

Long-lived assets, such as property and equipment, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. To the extent that an impairment indicator has occurred, recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. For the reporting periods presented herein there was no impairment.

Results of Operations

The following table sets forth our condensed consolidated results of operations for the periods shown (in thousands):

	Three Months Ended November 30,
	2015	2014
Revenues:
Services	$942	$400
Total revenues	942	400

Cost and operating expenses:
Cost of product sales	946	442
Research and development	1,718	2,504
Selling, general and administrative	2,088	3,441
Total cost and operating expenses	4,752	6,387
Loss from operations	(3,810)	(5,987)
Interest expense	(4)	(3)
Interest income	3	18
Other income	393	-
Loss before income taxes	(3,418)	(5,972)
Income tax expense	(1)	(1)
Net loss	$(3,419)	$(5,973)

Comparison of the Three Months Ended November 30, 2015 and 2014

Revenues

	Three Months Ended
	November 30,
	2015	2014	Change
	(In thousands)
Services	$942	400	$542

Total revenue	$942	$400	$542

Our total revenues increased by $0.5 million to $0.9 million for the three months ended November 30, 2015 compared to the corresponding period in the prior year primarily due to the recognition of revenue following the completion of work under our software services agreements. There were no significant product sales during the quarter primarily due to the seasonality of our forage sorghum seed business in the U.S.

Cost and Operating Expenses

	Three Months Ended
	November 30,
	2015	2014	Change
	(In thousands)
Cost of product sales	$946	$442	$504
Research and development	1,718	2,504	(786)
Selling, general and administrative	2,088	3,441	(1,353)
Total cost and operating expenses	$4,752	$6,387	$(1,635)

Cost of Product Sales

Our cost of product sales increased by $0.5 million to $0.9 million for the three months ended November 30, 2015 compared to the corresponding period in the prior year primarily due to increased seed production costs of $0.4 related to our historical sorghum business in Brazil and $0.1 million related to our U.S. forage sorghum business.

Research and Development Expenses

Our research and development expenses decreased by $0.8 million to $1.7 million for the three months ended November 30, 2015 compared to the corresponding period in the prior year. In the U.S., research and development expenses decreased by $0.4 million primarily due to reduced personnel and related expenses, and in Brazil, research and development expenses decreased by $0.4 million primarily due to a reduction in personnel and related activities as a result of the restructuring of our Brazil operations.

Selling, General and Administrative Expenses

Our selling, general and administrative expenses decreased by $1.3 million to $2.1 million for the three months ended November 30, 2015 compared to the corresponding period in the prior year. In the U.S., expenses decreased by $0.8 million primarily due to reduced personal and related expenses of $0.5 million and reduced professional fees of $0.3 million. In Brazil expenses decreased by $0.5 million primarily due to reduced personnel and related expenses as a result of the restructuring of our Brazil operations.

Interest Expense and Interest Income

	2015	2014	Change
	(In thousands)
Interest expense	$(4)	$(3)	$(1)
Interest income	3	18	(15)
Other income	393	-	393
Total	$392	$15	$377

Other Income

Other income increased by $0.4 million due to the change in the fair value of our warrants for the quarter ended November 30, 2015.

Liquidity and Capital Resources

Since our inception we have incurred significant net losses, and as of November 30, 2015, we had an accumulated deficit of $335.5 million. We expect to incur additional losses related to the continued development and expansion of our business including research and development, seed production and operations, and sales and marketing. There is no assurance that we will achieve profitable operations, or if achieved, that we can sustain them on a continued basis.

As of November 30, 2015, we plan to finance our operations for the next eight months with cash and marketable securities on hand, and with cash inflows from collaboration and grant funding, from product sales, and from net proceeds received from our public offering completed on December 17, 2015. We intend to seek additional funds through public or private debt or equity financings, collaborations, licensing arrangements, government programs and the sale of intellectual property, technology or other assets. We cannot provide any assurances that additional sources of funding will be available on terms acceptable to us or at all, or that we will be successful in entering into collaborations or license agreements, receiving funds under government grants or selling intellectual property, technology or other assets. If we are unable to raise additional funds, we will not have adequate liquidity to fund our operations and we will be forced to significantly curtail or cease our operations.

On March 10, 2014, we completed a registered public offering of 2,875,000 shares of our common stock (including 375,000 shares purchased by the underwriter upon the exercise in full of their right to purchase up to an additional 375,000 shares to cover over-allotments) at a price to the public of $8.00 per share, resulting in net proceeds of approximately $20.8 million, after deducting underwriting discounts and commissions and estimated offering expenses. We also issued warrants to purchase an aggregate of 60,000 shares of our common stock to certain affiliated designees of the underwriter as part of the underwriter’s compensation. The warrants are exercisable at any time and from time to time, in whole or in part, beginning on March 4, 2015 and expire on March 4, 2019. The exercise price is $12.00 per share of common stock.

On July 30, 2015, we completed a registered public offering of an aggregate of 1,200,000 shares of Common Stock, par value $0.01 per share, of the Company, at an offering price of $1.296 per share for estimated net proceeds of approximately $1.0 million, after deducting the placement agent fee and related offering expenses. In a concurrent private placement, we agreed to issue warrants exercisable for one share of Common Stock for each share purchased in the July 30, 2015 offering for an aggregate of 1,200,000 shares of Common Stock at an exercise price of $1.62 per share. The warrants are exercisable at any time or from time to time, in whole or in part, beginning on January 30, 2016 and expire on January 30, 2021. We also issued warrants to purchase an aggregate of 24,000 shares of our Common Stock at an exercise price of $1.944 per share to the placement agent as part of the placement agent’s compensation. The warrants issued to the placement agent are exercisable at any time or from time to time, in whole or in part, beginning on July 30, 2016 and expire on July 30, 2020.

On August 26, 2015, we completed a registered public offering of an aggregate of 1,598,478 shares of Common Stock, par value $0.01 per share, of the Company, at an offering price of $1.22 per share for estimated net proceeds, together with the concurrent private placement, of approximately $1.7 million, after deducting the placement agent fee and related offering expenses. In a concurrent private placement, we agreed to issue warrants exercisable for 0.75 shares of Common Stock for each share purchased in the August 26, 2015 offering for an aggregate of 1,198,859 shares of Common Stock at an exercise price of $1.22 per share. The warrants are exercisable at any time or from time to time, in whole or in part, beginning on February 26, 2016 and expire on February 26, 2021. We also issued warrants to purchase an aggregate of 31,970 shares of our Common Stock at an exercise price of $1.83 per share to the placement agent as part of the placement agent’s compensation. The warrants issued to the placement agent are exercisable at any time or from time to time, in whole or in part, beginning on August 26, 2016 and expire on August 26, 2020.

On December 17, 2015, the Company completed a public offering consisting of (1) the issuance of an aggregate of 2,905,000 shares of Common Stock and warrants to acquire 2,905,000 shares of common stock, including the partial exercise of the underwriters’ overallotment option of 2,305,000 shares of common stock and warrants to acquire 2,305,000 shares of common stock, par value $0.01 per share, of the Company, at an offering price of $0.40 per share, and (2) the issuance of 6,460 shares of preferred stock at an offering price of $1,000 per share convertible into 16,150,000 shares of common stock and (3) the issuance of warrants to purchase 16,150,000 shares of common stock. The Company received net proceeds of approximately $6.4 million, after deducting the placement agent fee and related offering expenses.

Cash Flows

	For the three months ended
	November 30,
	2015	2014
	(In thousands)
Net cash (used in) provided by
Operating activities	$(4,732)	$(6,293)
Investing activities	$108	$7,104
Finance activities	$-	$(23)

Net cash outflows of $4.7 million from operating activities during the three months ended November 30, 2015 primarily resulted from our net loss of $3.4 million, which included non-cash items of $0.4 million in stock based compensation expense and $0.1 million in depreciation expense which was mostly offset by a $0.4 million non-cash increase due to the changes in our warrant valuation.

Net cash outflows of $6.3 million from operating activities during the three months ended November 30, 2014 primarily resulted from our net loss of $6.0 million, which included non-cash items of $0.6 million in stock based compensation expense and $0.2 million in depreciation expense

Net cash provided by investing activities was $0.1 million during the three months ended November 30, 2015 as a result of proceeds from the sale of property and equipment.

Net cash provided by investing activities of $7.1 million during the three months ended November 30, 2014 was due to net marketable securities activity of $7.2 million, which was partially offset by $0.1 million used to purchase property and equipment.

Net cash used by financing activities of $23,000 during the three months ended November 30, 2014 was due to repayments on capital leases

Off-Balance Sheet Arrangements

As of November 30, 2015, we had no off-balance sheet arrangements as defined in Item 303(a)(4) of Regulation S-K as promulgated by the SEC.

Seasonality

The sale of seeds is dependent upon planting and growing seasons, which vary from year to year, and are expected to result in both highly seasonal patterns and substantial fluctuations in quarterly sales and profitability. Our product sales for the year ended August 31, 2015 and for the three months ended November 30, 2015 were minimal and, accordingly, we have not yet experienced the full nature or extent to which our business may be seasonal. We expect that the sale of our seeds in the U.S. will currently be higher in our third and fourth fiscal quarters, due to the timing of harvest and delivery for our seeds. As we increase our sales in our current markets, and as we expand into new markets in different geographies, it is possible we may experience different seasonality patterns in our business. Weather conditions and natural disasters, such as heavy rains, hurricanes, hail, floods, tornadoes, freezing conditions, drought or fire, also affect decisions by our customers about the types and amounts of seeds to plant and the timing of harvesting and planting such seeds. Disruptions that cause delays by our customers in harvesting or planting can result in the movement of orders to a future quarter, which would negatively affect the quarter and cause fluctuations in our operating results.

Inflation

We believe that inflation has not had a material impact on our results of operations for the three months ended November 30, 2015 and 2014, respectively. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition in future periods.

Item 3.	Quantitative and Qualitative Disclosures about Market Risk.

We are exposed to the effect of interest rate changes, foreign currency fluctuations and changes in commodity prices. We are also exposed to changes in the general economic conditions in the countries where we conduct business, which currently is substantially all in the United States and Brazil.

Interest Rate Risk

As of November 30, 2015 and August 31, 2015, our exposure to risk for changes in interest rates primarily related to our cash equivalents and marketable securities. We have investments in money market funds, commercial paper and corporate bonds, which all have relatively short term maturities. Accordingly, our interest income fluctuates with short term market conditions. All marketable securities are classified as available for sale and are expected to be liquid. Due to the relatively short-term nature of our investments, we do not believe that there would be a significant negative impact to our consolidated financial position or results of operations as a result of interest rate fluctuations in the financial markets. While we believe our cash equivalents do not contain excessive risk, we cannot provide absolute assurance that in the future our investments will not be subject to adverse changes in market value. In addition, we maintain cash and cash equivalents at one or more financial institutions that are significantly in excess of federally insured limits. We cannot assure you that we will not experience losses on these deposits.

Foreign Currency Risk

We have foreign currency risks related to our operating expenses denominated in currencies other than the U.S. dollar. Changes in exchange rates between the U.S. dollar and other currencies will result in increases or decreases in our costs and earnings, and also may affect the book value of our assets outside the United States. To date, most of our contracts have been entered into in the United States and accordingly have been denominated in U.S. dollars. Going forward we anticipate that our sales will be denominated in the local currency of the country in which the sale occurs. In addition, our operating expenses to date have been denominated in the currencies of the countries in which our operations are located, primarily the United States and Brazil.

Through November 30, 2015, the fluctuations in the Brazil Real for our operations in Brazil did not have an adverse impact on our results of operations as the U.S. dollar has been strengthening against the Brazil Real. As our international operations grow, our results of operations and cash flows will become increasingly subject to fluctuations due to changes in the foreign currency exchange rates. In periods when the U.S. dollar declines in value as compared to the Brazil Real, our foreign-currency based expenses increase when translated into U.S. dollars. To date, we have not hedged the risks associated with foreign currency exchange exposure. As the risks associated with fluctuations in the Brazil Real become greater, we will continue to reassess our approach to managing this risk.

Commodity Risk

Our exposure to market risk for changes in commodity prices currently is minimal. As our commercial operations grow, our exposure will relate mostly to the demand side as our customers are highly exposed to fluctuations in prices of sugar and crude oil and somewhat exposed to fluctuations in agricultural commodities, especially soybean. For example, if the price of sugar, which is produced from sugarcane and which cannot be produced from sweet sorghum today, rises significantly relative to the price of ethanol, it may become more profitable for ethanol mill operators to grow sugarcane even in adverse conditions, such as through the expansion of sugarcane fields to marginal land or the extension of the sugarcane harvesting season. During sustained periods of significantly higher sugar prices, demand for our seeds may decrease, which could materially and adversely affect our operating results. We are also indirectly exposed to fluctuations in soft commodities prices like soybean when we negotiate production contracts with seed producers. We currently do not use derivative financial instruments to hedge any price volatility of agricultural commodities.

Item 4.	Controls and Procedures.

(a) Disclosure Controls and Procedures

We maintain disclosure controls and procedures, as such term is defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act, that are designed to provide reasonable assurance that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our principal executive officer and principal financial officer, as appropriate, to allow timely decisions regarding required financial disclosures.

We conducted an evaluation, under the supervision and with the participation of our management, including our principal executive officer and principal financial officer, of the effectiveness of the design and operation of our disclosure controls and procedures pursuant to Rules 13a-15(b) and 15d-15(b) under the Exchange Act. Based on this evaluation, our principal executive officer and principal financial officer concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of November 30, 2015.

(b) Management’s Report on Internal Control over Financial Reporting

Our management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rules 13a-15(f) and 15d-15(f). Under the supervision and with the participation of our management, including our Chief Executive Officer and Chief Financial Officer, we conducted an evaluation of the effectiveness of our internal control over financial reporting as of August 31, 2015 based on the guidelines established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Our internal control over financial reporting includes policies and procedures that provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external reporting purposes in accordance with U.S. generally accepted accounting principles.

A material weakness is a control deficiency or a combination of control deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. A significant deficiency is a deficiency, or a combination of deficiencies, that is less severe than a material weakness, yet important enough to merit attention by those responsible for oversight of the Company’s financial reporting. In connection with the Company’s assessment of the effectiveness of internal control over financial reporting, the Company identified the following material weaknesses that existed as of August 31, 2015:

•	Control Environment - We determined that our ability to evaluate the appropriate accounting for significant, unusual transactions and controls pertaining to risk assessment over these transactions did not operate effectively, resulting in a material weakness. Significant unusual transactions during the year ended August 31, 2015 included (a) the evaluation of the impact of the actions taken by the Company in Brazil, including the classification of assets held for sale; and (b) the issuance of liability classified warrants. This material weakness contributed to the other material weaknesses described below and an environment where there was more than a remote likelihood that a material misstatement of the interim and annual consolidated financial statements could occur and not be prevented or detected. This material weakness had previously been identified as a significant deficiency as of August 31, 2014, but was not effectively remediated during the year ended August 31, 2015.

•	Control Activities – Expenses in Brazil. The design and operating effectiveness of our controls were inadequate to ensure that operating expenses in Brazil were reviewed and approved for accuracy and completeness and that we identified, accumulated and documented appropriate information necessary to support such expenses.

•	Control Activities - Revenue Recognition. The design and operating effectiveness of our controls were inadequate to ensure that the reported amount and timing of revenue recognition was accurate.

The Company also identified a significant deficiency, which was that the design of our controls over the accuracy of the year end financial statements was not at a sufficient level of precision.

Errors identified and corrected in our financial statements and the aforementioned material weaknesses and significant deficiency identified by management resulted in a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements would not be prevented or detected on a timely basis.

As a result, management concluded that the Company did not maintain effective internal control over financial reporting as of August 31, 2015.

The Company reviewed the results of management’s assessment with the Audit Committee of the Company’s Board of Directors.

Because we are an "emerging growth company" as defined in the JOBS Act, we are not currently required to comply with the auditor attestation requirements related to internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act.

Management's Remediation Activities

During the fourth quarter of the fiscal year ended August 31, 2015, our Brazil operations were significantly reduced, including a significant reduction in headcount. Effective September 1, 2015 the Company engaged Grant Thornton to oversee all in-house accounting and financial reporting activities related to our Brazil subsidiary. We believe engaging Grant Thornton to oversee all in-house accounting and financial reporting activities related to our Brazil subsidiary and controls and the significant reduction in our activities in Brazil will remediate the material weakness related to our expenses in Brazil.

With the oversight of our audit committee, senior management plans to retain an outside third party to assist in the review, documentation and recommendation of appropriate accounting treatment for significant unusual transactions and revenue recognition and implement quarterly management controls review over such items going forward.

PART II: OTHER INFORMATION

Item 1.	Legal Proceedings.

From time to time, we may be involved in litigation relating to claims arising out of our operations. Except as set forth in the immediately following two paragraphs, we are not currently a party to any material litigation or other material legal proceedings. We may, however, be involved in other material legal proceedings in the future. Such matters are subject to uncertainty and there can be no assurance that such legal proceedings will not have a material adverse effect on our business, results of operations, financial position or cash flows.

A claim was filed against the Company on December 2, 2015 in the Labor Court of Itumbiara, Goias, Brazil by the estate of a deceased employee of the Company’s Brazilian subsidiary alleging that the employee’s death in an accident while driving a Company vehicle resulted from a lack of proper maintenance of such vehicle and the plaintiff is requesting damages of approximately 3.8 million reais (approximately $1 million). The Company intends to vigorously defend the claim.

A lawsuit was filed in Los Angeles Superior Court, Ventura County on December 3, 2015 by a former employee of the Company, asserting a number of claims. The lawsuit raises a number of allegations, including, among other things, disability discrimination, failure to provide reasonable accommodation, failure to engage in the interactive process, retaliation under California state laws, wrongful termination and several claims of violations under California wage-hour laws, including alleged failure to pay required minimum wage, overtime, meal and rest break payments and failure to provide accurate itemized wage statements. Ceres at this point in time believes that it has substantial defenses to each claim, intends to fully and appropriately investigate those claims and further intends to vigorously defend itself against the lawsuit. The Company has secured Employment Practices Liability Insurance (“EPLI”) which it believes will cover most if not all allegations set forth in the lawsuit and has tendered the matter to its EPLI carrier.

Item 1A.	Risk Factors.

You should carefully consider the risks and uncertainties set forth in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the SEC on November 23, 2015, together with all of the other information set forth in this Quarterly Report on Form 10-Q. If any of these risks actually occur, our business, financial condition, results of operations and future prospects could be materially and adversely affected. There have been no material changes to the risks discussed in the Form 10-K other than as set forth below:

We may not be able to continue as a going concern.

Our consolidated financial statements have been prepared assuming that we will continue as a going concern which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. We expect to incur further losses in the operations of our business and have been dependent on funding our operations through the issuance and sale of equity securities. Our accumulated deficit as of November 30, 2015 was $335.5 million. We had cash and cash equivalents of $3.4 million as of November 30, 2015. On December 17, 2015, we raised net proceeds of $6.4 million from a public offering, which is not sufficient to enable us to remain in business beyond July 2016 without raising further capital or significantly curtailing our operations. These circumstances raise substantial doubt about our ability to continue as a going concern. As a result of this uncertainty and the substantial doubt about our ability to continue as a going concern as of August 31, 2015, our independent registered public accounting firm issued a report dated November 23, 2015 stating that we have incurred recurring losses and expects that the current level of cash and cash equivalents will only be sufficient to fund operations until January 2016 which raises substantial doubt about its ability to continue as a going concern. Investors in our securities should review carefully the report of our independent registered public accounting firm, which is included in our Form 10-K for the fiscal year ended August 31, 2015.

Our consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern. Therefore, you should not rely on our consolidated financial statements as an indication of the amount of proceeds that would be available to satisfy claims of creditors, and potentially be available for distribution to stockholders, in the event of liquidation.

We will require additional financing and may not be able to obtain such financing on favorable terms, if at all, which would force us to significantly curtail our operations.

We will continue to need capital to fund our research and development projects, to commercialize our products and to provide working capital to fund other aspects of our business. As of November 30, 2015 we had cash and cash equivalents of $3.4 million. On December 17, 2015 we raised net proceeds of $6.4 million from a public offering and we believe that our existing cash and cash equivalents and marketable securities will provide adequate resources to fund our operations, including research and development expenses, planned capital expenditures and working capital requirements for the eight months. In order to fund our operations beyond that time, we will need to raise additional funds. If future financings involve the issuance of equity securities, our existing stockholders would suffer dilution. If we are able to raise additional debt financing, we may be subject to restrictive covenants that limit our operating flexibility. We may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise sufficient funds and continue to incur losses, our ability to fund our operations, take advantage of strategic opportunities, develop and commercialize products or technologies, or otherwise respond to competitive pressures will be significantly limited. If this happens, we may be forced to obtain funds through collaborative and licensing arrangements that may require us to relinquish commercial rights grant licenses to our technology and sell assets on terms that are not favorable to us or delay or terminate research and development programs or the commercialization of products or significantly curtail or cease our operations.

Item 2.	Unregistered Sales of Equity Securities and Use of Proceeds.

(a) Sales of Unregistered Securities

Since September 1, 2012, we have issued the following securities that were not registered under the Securities Act:

(1)	On July 30, 2015, in a private placement we issued for no additional consideration warrants to purchase 1,200,000 shares of our Common Stock to certain institutional investors in a concurrent SEC-registered offering of Common Stock. The warrants are exercisable beginning on January 30, 2016 at an exercise price equal to $1.62 per share of Common Stock. The warrants expire on January 30, 2021.

(2)	On July 30, 2015, in a private placement we issued warrants to purchase 24,000 shares of our Common Stock to the representative in compensation for its services as a placement agent in connection with a concurrent SEC-registered offering and a private placement. The warrants are exercisable beginning on July 30, 2016 at an exercise price equal to $1.944 per share of Common Stock. The warrants expire on July 30, 2020.

(3)	On August 26, 2015, in a private placement we issued warrants to purchase 1,198,859 shares of our Common Stock to certain institutional investors in a concurrent SEC-registered offering of Common Stock. The warrants were sold at a price of $0.125 per share of Common Stock issuable upon exercise of the warrants. The warrants are exercisable beginning on February 26, 2016 at an exercise price equal to $1.22 per share of Common Stock. The warrants expire on February 26, 2021.

(4)	On August 26, 2015, in a private placement we issued warrants to purchase 31,970 shares of our Common Stock to the representative in compensation for its services as a placement agent in connection with a concurrent SEC-registered offering and a private placement. The warrants are exercisable beginning on August 26, 2016 at an exercise price equal to $1.83 per share of Common Stock. The warrants expire on August 26, 2020.

The issuances of warrants described in items (1) through (4) above were deemed exempt from registration under Section 4(a)(2) or Regulation D of the Securities Act. The recipients of securities in the transactions exempt under Section 4(a)(2) or Regulation D of the Securities Act represented their intention to acquire the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the instruments issued in such transactions.

(b) Use of Proceeds from Public Offering of Common Stock

On February 27, 2012, we completed our initial public offering. We sold 718,750 shares of common stock at a price to the public of $104.00 per share, which included the underwriters’ exercise in full of their option to purchase 93,750 additional shares. The offer and sale of our common stock in our initial public offering was registered under the Securities Act pursuant to a registration statement on Form S-1 (File No. 333-174405), which was declared effective by the SEC on February 21, 2012. We raised approximately $65.2 million in net proceeds after deducting underwriting discounts and commissions of $5.2 million and other offering costs of $4.9 million. There has been no material change in the planned use of proceeds from our initial public offering as described in our Prospectus dated February 21, 2012 and filed with the Securities and Exchange Commission.

Item 3.	Defaults Upon Senior Securities.

None.

Item 4.	Mine Safety Disclosures.

None.

Item 5.	Other Information.

None.

Item 6.	Exhibits.

(a)	The exhibits in the accompanying Exhibit Index on page E-1 are filed or furnished as part of this Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Ceres, Inc.

By:	/S/ PAUL KUC
Paul Kuc
Chief Financial Officer
(Principal Financial Officer)

Date: January 14, 2016

EXHIBIT INDEX

Number	Description

3.1	Amended and Restated Certificate of Incorporation of Ceres, Inc., , dated February 27, 2012, as amended on March 11, 2014, April 8, 2014 and December 17, 2015

31.1	Certification of Chief Executive Officer pursuant to Rules 13a-14(a) and 15d-14(a), of the Securities Exchange Act of 1934, as amended.

31.2	Certification of Chief Financial Officer pursuant to Rules 13a-14(a) and 15d-14(a), of the Securities Exchange Act of 1934, as amended.

[1] 32.1	Certification of Principal Executive Officer and Principal Financial Officer pursuant to Rule 13a-14(b) of the Securities Exchange Act of 1934, as amended, and 18 U.S.C. §1350.

101	Financial statements from the Quarterly Report on Form 10-Q of Ceres, Inc. for the quarterly period ended November 30, 2015, formatted in XBRL: (i) the Condensed Consolidated Balance Sheets, (ii) the Condensed Consolidated Statements of Operations (iii) the Condensed Consolidated Statement of Comprehensive Loss, (iv) the Condensed Consolidated Statements of Cash Flows, and (v) the Notes to the Condensed Consolidated Financial Statements.

[1]	This certification is furnished herewith and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended.

Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

CERES, INC.

Ceres, Inc., a corporation organized and existing under the Delaware General Corporation Law (the “Corporation”), hereby certifies as follows:

FIRST: The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on March 29, 1996 under the name Ceres, Inc.

SECOND: This Amended and Restated Certificate of Incorporation restates, integrates and further amends the Restated Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on June 25, 2010, the amendment filed with the Secretary of State of the State of Delaware on August 1, 2011 and the amendments filed with the Secretary of State of the State of Delaware on January 24, 2012.

THIRD: This Amended and Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 242 and 245 of the Delaware General Corporation Law.

FOURTH: This Amended and Restated Certificate of Incorporation shall become effective immediately upon filing with the Secretary of State of the State of Delaware (such time of effectiveness, the “Effective Time”).

FIFTH: The Certificate of Incorporation of the Corporation is hereby restated, integrated and further amended to read in its entirety as follows:

ARTICLE I — NAME

The name of the company is Ceres, Inc.

ARTICLE II — AGENT

The registered office of the Corporation in the state of Delaware is located at 160 Greentree Drive, Suite 101, in the City of Dover, County of Kent, and the name of the Corporation’s registered agent at such address is National Registered Agents, Inc.

ARTICLE III — PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

ARTICLE IV — STOCK

Section 1. Authorized Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Five Hundred Million (500,000,000), of which (i) Four Hundred Ninety Million (490,000,000) shares shall be designated as common stock, par value $0.01 per share (the “Common Stock”), and (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, par value $0.01 per share (the “Preferred Stock”).

Section 2. Preferred Stock. Subject to the limitations and in the manner provided by the laws of the State of Delaware, shares of Preferred Stock may be issued from time to time in series and the Board of Directors of the Corporation (the “Board”) is hereby authorized to (i) establish and designate series of Preferred Stock, (ii) fix or alter the number of shares constituting each series, including increasing or decreasing the number of shares constituting each series (but not below the number of shares of such series then outstanding), and (iii) fix the voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating optional or other special rights, and qualifications, limitations or restrictions of the shares of each series. If the number of shares of any series is so decreased, then the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series of Preferred Stock.

Section 3. Voting Rights. Except as otherwise provided by the laws of the State of Delaware or by the resolution or resolutions providing for the issuance of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall have the exclusive right to vote for the election of directors and on all other matters requiring stockholder action, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in such holder’s name on the books of the Corporation; provided however, that, except as otherwise required by the laws of the State of Delaware, holders of Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together as a class with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of preferred stock).

Section 4. No Class Vote on Changes In Authorized Number of Shares of Stock. Subject to the rights of the holders of any series of Preferred Stock pursuant to the terms of this Amended and Restated Certificate of Incorporation or any resolution or resolutions providing for the issuance of such series of Preferred Stock adopted by the Board, the number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the capital stock of the Corporation entitled to vote generally in the election of directors, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto).

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ARTICLE V — BOARD OF DIRECTORS

Section 1. Number of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board. The number of directors shall be determined from time to time by resolution adopted by the affirmative vote of a majority of such directors then in office.

Section 2. Classified Board of Directors. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, at the Effective Time, the Board shall be divided into three classes: Class I, Class II and Class III. The Board may assign members of the Board already in office to each such class, which assignment shall become effective at the Effective Time. Directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board. The number of directors in each class shall be as nearly equal as possible. To the extent any additional directors are appointed prior to the Corporation’s first Annual Meeting of Stockholders after the Effective Time, the Board, by resolution, shall determine the class of such additional directors. The directors in Class I shall be elected for a term expiring at the first Annual Meeting of Stockholders after the Effective Time, the directors in Class II shall be elected for a term expiring at the second Annual Meeting of Stockholders after the Effective Time, and the directors in Class III shall be elected for a term expiring at the third Annual Meeting of Stockholders after the Effective Time. Commencing at the first Annual Meeting of Stockholders after the Effective Time, and at each Annual Meeting of Stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such Annual Meeting of Stockholders shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified, or until such director’s earlier death, resignation or removal.

Section 3. Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors and to fill vacancies in the Board relating thereto, any and all vacancies in the Board, however occurring, including, without limitation, by reason of an increase in the size of the Board, or the death, resignation, retirement or removal of a director, shall be filled solely and exclusively by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum of the Board, or by a sole remaining director, and not by the stockholders of the Corporation. Any director appointed in accordance with the previous sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been duly elected and qualified or until his or her earlier death, resignation, retirement or removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect directors, when the number of directors is increased or decreased, the Board shall, subject to Section 2 of Article V hereof, determine the class or classes to which the increased or decreased number of directors shall be apportioned; provided however, that no decrease in the number of directors shall shorten the term of any incumbent director. In the event of a vacancy in the Board, the remaining directors, except as otherwise provided by the laws of the State of Delaware, shall exercise the powers of the full Board until the vacancy is filled.

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Section 4. Voting. Unless and except to the extent that the Bylaws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 5. Removal. Subject to the rights, if any, of the holders of any series of any series of Preferred Stock to elect directors and to remove any director whom the holders of any such series have the right to elect, no director (including persons elected by directors to fill vacancies in the Board) may be removed except for cause and only by the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

ARTICLE VI — STOCKHOLDER MATTERS

Section 1. No Action by Written Consent. Subject to the rights of any series of Preferred Stock, no action shall be taken by the stockholders of the Corporation except at a duly called annual or special meeting of stockholders of the Corporation and no action shall be taken by the stockholders by written consent.

Section 2. Special Meeting of Stockholders. Special meetings of stockholders may be called only on the order of a majority of the Board, the Chairman of the Board, the Chief Executive Officer or the President (in the absence of a chief executive officer).

Section 3. Advance Notice of Stockholder Nominations. Advance notice of stockholder nominations for the election of directors of the Corporation and of business to be brought by stockholders before any meeting of stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation. Business transacted at special meetings of stockholders shall be confined to the purpose or purposes stated in the notice of meeting.

ARTICLE VII — AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to adopt, amend and repeal the Bylaws of the Corporation by a majority vote at any regular or special meeting of the Board. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation and in addition to any other vote required by the laws of the State of Delaware, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order for the stockholders of the Corporation to adopt, amend or repeal any Bylaw.

ARTICLE VIII — AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred to stockholders are granted subject to this reservation. Notwithstanding any other provision contained in this Amended and Restated Certificate of Incorporation or any provision of the laws of the State of Delaware which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of a particular class or series of the capital stock of the Corporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required in order to amend, alter or repeal any provision of this Article VIII, Article V, Article VI, and Article VII (including without limitation, any such Article as renumbered as a result of any amendment, alteration, change, repeal or adoption of any other Article) of this Amended and Restated Certificate of Incorporation.

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ARTICLE IX — LIMITATION OF DIRECTOR LIABILITY

Section 1. Elimination of Certain Liability of Directors. To the maximum extent permitted by the Delaware General Corporation Law, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Without limiting the foregoing, if the Delaware General Corporation Law is amended after the Effective Date to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any amendment, modification or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 2. Amendment or Repeal. Any amendment, modification or repeal of this paragraph shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

IN WITNESS WHEREOF, the undersigned hereby signs this Amended and Restated Certificate of Incorporation on this 27th day of February 2012.

CERES, INC.

By:	/s/ Richard Hamilton
Name:	Richard W. Hamilton, Ph.D.
Title:	President and Chief Executive Officer

By:	/s/ W van Assche
Name:	Wilfriede van Assche
Title:	Secretary

5

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CERES, INC.

Ceres, Inc. (the "Corporation") was incorporated under and by virtue of the General Corporation Law of the State of Delaware on March 29, 1996.

The Corporation DOES HEREBY CERTIFY:

FIRST: The name of the Corporation is Ceres, Inc. This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation filed on February 27, 2012, and was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND: That Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the existing Section 1 and replacing it in its entirety with the following:

"Section 1. Authorized Stock. The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000), of which (i) Two Hundred Forty Million (240,000,000) shares shall be designated as common stock, par value $0.01 per share (the "Common Stock"), and (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, par value $0.01 per share (the "Preferred Stock")."

6

IN WITNESS WHEREOF, the undersigned hereby signs this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on this 11th day of March 2014.

CERES, INC.

By:	/s/ Richard Hamilton
Name:	Richard W. Hamilton, Ph.D.
Title:	President and Chief Executive Officer

By:	/s/ Wilfriede van Assche
Name:	Wilfriede van Assche
Title:	Secretary

7

CERTIFICATE OF AMENDMENT
OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
CERES, INC.

Ceres, Inc. (the “ Corporation ”) was incorporated under and by virtue of the General Corporation Law of the State of Delaware on March 29, 1996.

The Corporation DOES HEREBY CERTIFY:

FIRST:  The name of the Corporation is Ceres, Inc. This Certificate of Amendment amends the Amended and Restated Certificate of Incorporation filed on February 27, 2012, and was duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

SECOND:  That Article IV of the Amended and Restated Certificate of Incorporation is hereby amended by deleting the existing Section 1 and replacing it in its entirety with the following:

“ Section 1. Authorized Stock.   The aggregate number of shares of capital stock which the Corporation shall have authority to issue is Two Hundred Fifty Million (250,000,000), of which (i) Two Hundred Forty Million (240,000,000) shares shall be designated as common stock, par value $0.01 per share, and (ii) Ten Million (10,000,000) shares shall be designated as preferred stock, par value $0.01 per share (the “ Preferred Stock ”). Effective as of 4:30 p.m. Eastern Standard Time on the date of the filing of this Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Corporation (the “ Effective Time ”), a one-for-8 reverse stock split of the Corporation’s common stock shall become effective, pursuant to which each eight shares of common stock, par value $.01 per share, issued and outstanding or held as treasury shares at the Effective Time (hereinafter called “ Old Common Stock ”), shall be reclassified and combined into one share of common stock, par value $.01 per share (hereinafter called “ Common Stock ”), automatically and without any action by the holder thereof, subject to the treatment of fractional shares, shall represent one share of Common Stock from and after the Effective Time. (1) No fractional shares of Common Stock shall be issued as a result of such reclassification and combination. In lieu of any fractional shares to which any holder of Common Stock would otherwise be entitled, the Corporation's transfer agent shall aggregate all fractional shares and sell them as soon as practicable after the Effective Time at the then prevailing prices on the open market, on behalf of those stockholders who would otherwise be entitled to receive a fractional share. After the transfer agent's completion of such sale, stockholders shall receive a cash payment from the transfer agent in an amount equal to their respective pro rata shares of the total net proceeds of that sale. Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of shares of Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified and combined.

The Corporation’s authorized shares of Common Stock, each having a par value of $0.01 per share, shall not be changed.

THIRD:  This Certificate of Amendment to the Amended and Restated Certificate of Incorporation has been duly adopted by the Board of Directors and stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law.

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IN WITNESS WHEREOF, the undersigned hereby signs this Certificate of Amendment of the Amended and Restated Certificate of Incorporation on this 8th day of April 2015.

CERES, INC.

By:	/s/ Richard W. Hamilton Name: Richard W. Hamilton, Ph.D. Title: President and Chief Executive Officer

By:	/s/ Wilfriede van Assche Name: Wilfriede van Assche Title: Secretary

9

ceres, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A-1 CONVERTIBLE PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Richard Hamilton and Wilfriede van Assche, do hereby certify that:

1. They are the Chief Executive Officer and Secretary, respectively, of Ceres, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue 10,000,000 shares of preferred stock, zero (0) of which have been issued.

3. The following resolutions were duly adopted by a committee (the “Pricing Committee”) of the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.01 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them and has authorized the Pricing Committee to exercise such powers to the extent set forth in its resolution duly adopted on September 17, 2015; and

WHEREAS, it is the desire of the Pricing Committee, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of, except as otherwise set forth in the Underwriting Agreement, 6,460 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Pricing Committee does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

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TERMS OF PREFERRED STOCK

Section 1.        Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Alternate Consideration” shall have the meaning set forth in Section 7(e).

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 6(d).

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Buy-In” shall have the meaning set forth in Section 6(c)(iv).

“Closing” shall have the meaning ascribed to such term in the Underwriting Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Underwriting Agreement.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.01 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Conversion Amount” in respect of the Preferred Stock held by any Holder means the sum of the Stated Value of the Preferred Stock held by such Holder (including adjustments needed, if any, to take account of any Preferred Stock previously converted by such Holder).

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“Conversion Date” shall have the meaning set forth in Section 6(a).

“Conversion Price” shall have the meaning set forth in Section 6(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of the shares of Preferred Stock in accordance with the terms hereof.

“DTC” shall have the meaning set forth in Section 2.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fundamental Transaction” shall have the meaning set forth in Section 7(e).

“GAAP” means United States generally accepted accounting principles.

“Holder” shall have the meaning given such term in Section 2.

“Liquidation” shall have the meaning set forth in Section 5.

“New York Courts” shall have the meaning set forth in Section 9(d).

“Notice of Conversion” shall have the meaning set forth in Section 6(a).

“Original Issue Date” means the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Preferred Stock” shall have the meaning set forth in Section 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Share Delivery Date” shall have the meaning set forth in Section 6(c).

“Stated Value” shall have the meaning set forth in Section 2.

“Subsidiary” means any subsidiary of the Corporation as set forth in Exhibit 21.1 to the Company’s Annual Report on Form 10-K most recently filed with the Commission and shall, where applicable, also include any direct or indirect subsidiary of the Corporation formed or acquired after the date of the Underwriting Agreement.

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“Successor Entity” shall have the meaning set forth in Section 7(e).

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, LLC, the current transfer agent of the Corporation with a mailing address of 6201 15th Avenue, Brooklyn, NY 11219 and a facsimile number of 718-236-2641, and any successor transfer agent of the Corporation.

“Underwriter” means Ladenburg Thalmann & Co. Inc.

“Underwriting Agreement” means the underwriting agreement, dated as of December 15, 2015, between the Corporation and the Underwriter, as amended, modified or supplemented from time to time in accordance with its terms.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on OTC Pink of the OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holders of a majority in interest of the Preferred Stock then outstanding and reasonably acceptable to the Corporation, the fees and expenses of which shall be paid by the Corporation.

Section 2.        Designation, Amount and Par Value. The series of preferred stock shall be designated as its Series A-1 Convertible Preferred Stock (the “Preferred Stock”) and the number of shares of such series so designated shall be 6,460 (which shall not be subject to increase without the written consent of all of the holders of the Preferred Stock (each, a “Holder” and collectively, the “Holders”)). Each share of Preferred Stock shall have a par value of $0.01 per share and a stated value equal to $1,000 (the “Stated Value”). The shares of Preferred Stock shall initially be issued and maintained in the form of securities held in book-entry form and the Depository Trust Company or its nominee (“DTC”) shall initially be the sole registered holder of the shares of Preferred Stock.

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Section 3.        Dividends. Except for stock dividends or distributions for which adjustments are to be made pursuant to Section 7, Holders shall be entitled to receive, and the Corporation shall pay, dividends on shares of Preferred Stock equal (on an as-if-converted-to-Common-Stock basis) to and in the same form as dividends actually paid on shares of the Common Stock when, as and if such dividends are paid on shares of the Common Stock. No other dividends shall be paid on shares of Preferred Stock.

Section 4.        Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Preferred Stock shall have no voting rights. However, as long as any shares of Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock or alter or amend this Certificate of Designation, (b) increase the number of authorized shares of Preferred Stock, or (c) effect a stock split or reverse stock split of the Preferred Stock or any like event.

Section 5.        Liquidation. Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a “Liquidation”), the Holders shall be entitled to participate on an as-converted-to-Common Stock basis with holders of the Common Stock in any distribution of assets of the Corporation to the holders of the Common Stock. The Corporation shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each Holder.

Section 6.        Conversion.

a)	Conversions at Option of Holder. Each share of Preferred Stock shall be convertible, at any time and from time to time from and after the Original Issue Date at the option of the Holder thereof, into that number of shares of Common Stock (subject to the limitation set forth in Section 6(d)) determined by dividing the Stated Value of such share of Preferred Stock by the Conversion Price. Holders shall effect conversions by providing the Corporation with the form of conversion notice attached hereto as Annex A (a “Notice of Conversion”). Each Notice of Conversion shall specify the number of shares of Preferred Stock to be converted, the number of shares of Preferred Stock owned prior to the conversion at issue, the number of shares of Preferred Stock owned subsequent to the conversion at issue and the date on which such conversion is to be effected, which date may not be prior to the date that such Notice of Conversion to the Corporation is deemed delivered hereunder (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error. To effect conversions of shares of Preferred Stock, a Holder shall not be required to surrender the certificate(s) representing the shares of Preferred Stock to the Corporation unless all of the shares of Preferred Stock represented thereby are so converted, in which case such Holder shall deliver the certificate representing such shares of Preferred Stock promptly following the Conversion Date at issue. Shares of Preferred Stock converted into Common Stock in accordance with the terms hereof shall be canceled and shall not be reissued.

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Notwithstanding the foregoing in this Section 6(a), a holder whose interest in the shares of Preferred Stock is a beneficial interest in certificate(s) representing the shares of Preferred Stock held in book-entry form through DTC (or another established clearing corporation performing similar functions), shall effect conversions made pursuant to this Section 6(a) by delivering to DTC (or such other clearing corporation, as applicable) the appropriate instruction form for conversion, complying with the procedures to effect conversions that are required by DTC (or such other clearing corporation, as applicable).

By reason of the provisions of this Section 6(a), following the conversion of a portion of the Preferred Stock represented by a certificate, the number of shares of Preferred Stock available for conversion under such certificate at any given time may be less than the amount stated on the face of the certificate. Absent manifest error, following any conversion of Preferred Stock, the remaining number of shares of Preferred Stock available for conversion under any certificate shall be equal to the applicable number contained in the records of the Transfer Agent maintained for such purpose.

b)        Conversion Price. The conversion price for the Preferred Stock shall equal $0.40, subject to adjustment herein (the “Conversion Price”).

c)	Mechanics of Conversion

i.           Delivery of Conversion Shares Upon Conversion. Not later than three (3) Trading Days after each Conversion Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder (A) Conversion Shares which shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Underwriting Agreement) representing the number of Conversion Shares being acquired upon the conversion of the Preferred Stock, and (B) a bank check in the amount of accrued and unpaid dividends, if any. The Corporation shall use its commercially reasonable efforts to deliver the Conversion Shares required to be delivered by the Corporation under this Section 6 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

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ii.           Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Corporation at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Corporation shall promptly return to the Holder any original Preferred Stock certificate delivered to the Corporation and the Holder shall promptly return to the Corporation the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iii.           Obligation Absolute; Partial Liquidated Damages. Subject to Section 6(d), the Corporation’s obligation to issue and deliver the Conversion Shares upon conversion of Preferred Stock in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by a Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by such Holder or any other Person of any obligation to the Corporation or any violation or alleged violation of law by such Holder or any other person, and irrespective of any other circumstance which might otherwise limit such obligation of the Corporation to such Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Corporation of any such action that the Corporation may have against such Holder. In the event a Holder shall elect to convert any or all of the Stated Value of its Preferred Stock, the Corporation may not refuse conversion based on any claim that such Holder or any one associated or affiliated with such Holder has been engaged in any violation of law, agreement or for any other reason, unless an injunction from a court, on notice to such Holder, restraining and/or enjoining conversion of all or part of the Preferred Stock of such Holder shall have been sought and obtained, and the Corporation posts a surety bond for the benefit of such Holder in the amount of 150% of the Stated Value of Preferred Stock which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the underlying dispute and the proceeds of which shall be payable to such Holder to the extent it obtains judgment. In the absence of such injunction, the Corporation shall issue Conversion Shares and, if applicable, cash, upon a properly noticed conversion. Subject to Section 6(d), if the Corporation fails to deliver to a Holder such Conversion Shares pursuant to Section 6(c)(i) by the third Trading Day after the Share Delivery Date applicable to such conversion, the Corporation shall pay to such Holder, in cash, as liquidated damages and not as a penalty, for each $5,000 of Stated Value of Preferred Stock being converted, $25 per Trading Day (increasing to $50 per Trading Day on the fifth Trading Day after such damages begin to accrue) for each Trading Day after such third Trading Day after the Share Delivery Date until such Conversion Shares are delivered or the Holder rescinds such conversion. Nothing herein shall limit a Holder’s right to pursue actual damages for the Corporation’s failure to deliver Conversion Shares within the period specified herein and such Holder shall have the right to pursue all remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit a Holder from seeking to enforce damages pursuant to any other Section hereof or under applicable law.

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iv.           Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. Subject to Section 6(d), in addition to any other rights available to the Holder, if the Corporation fails for any reason to deliver to a Holder the applicable Conversion Shares by the third Trading Day after the Share Delivery Date pursuant to Section 6(c)(i), and if after such third Trading Day after such Share Delivery Date such Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Conversion Shares which such Holder was entitled to receive upon the conversion relating to such Share Delivery Date (a “Buy-In”), then the Corporation shall (A) pay in cash to such Holder (in addition to any other remedies available to or elected by such Holder) the amount, if any, by which (x) such Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that such Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed (including any brokerage commissions) and (B) at the option of such Holder, either reissue (if surrendered) the shares of Preferred Stock equal to the number of shares of Preferred Stock submitted for conversion (in which case, such conversion shall be deemed rescinded) or deliver to such Holder the number of shares of Common Stock that would have been issued if the Corporation had timely complied with its delivery requirements under Section 6(c)(i). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of shares of Preferred Stock with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Corporation shall be required to pay such Holder $1,000. The Holder shall provide the Corporation written notice indicating the amounts payable to such Holder in respect of the Buy-In and, upon request of the Corporation, evidence of the amount of such loss. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Corporation’s failure to timely deliver Conversion Shares upon conversion of the shares of Preferred Stock as required pursuant to the terms hereof.

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v.           Reservation of Shares Issuable Upon Conversion. The Corporation covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of the Preferred Stock as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other Holders of the Preferred Stock), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Underwriting Agreement) be issuable (taking into account the adjustments and restrictions of Section 7) upon the conversion of the then outstanding shares of Preferred Stock. The Corporation covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable.

vi.           Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of the Preferred Stock. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Corporation shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

vii.           Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Preferred Stock shall be made without charge to any Holder for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Corporation shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holders of such shares of Preferred Stock and the Corporation shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax or shall have established to the satisfaction of the Corporation that such tax has been paid. The Corporation shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

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d)            Beneficial Ownership Limitation. Notwithstanding any other provision of this Section 6, the Corporation shall not effect any conversion of the Preferred Stock, and a Holder shall not have the right to convert any portion of the Preferred Stock, to the extent that, after giving effect to the conversion set forth on the applicable Notice of Conversion, such Holder (together with such Holder’s Affiliates, and any Persons acting as a group together with such Holder or any of such Holder’s Affiliates) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below).  For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Holder and its Affiliates shall include the number of shares of Common Stock issuable upon conversion of the Preferred Stock with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (i) conversion of the remaining, unconverted Stated Value of Preferred Stock beneficially owned by such Holder or any of its Affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Corporation subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by such Holder or any of its Affiliates.  Except as set forth in the preceding sentence, for purposes of this Section 6(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder, it being acknowledged by the Holder that the Company is not representing to the Holder that such calculation is in compliance with Section 13(d) of the Exchange Act and the Holder is solely responsible for any schedules required to be filed in accordance therewith. To the extent that the limitation contained in this Section 6(d) applies, the determination of whether the Preferred Stock is convertible (in relation to other securities owned by such Holder together with any Affiliates) and of how many shares of Preferred Stock are convertible shall be in the sole discretion of such Holder, and the submission of a Notice of Conversion shall be deemed to be such Holder’s determination of whether the shares of Preferred Stock may be converted (in relation to other securities owned by such Holder together with any Affiliates) and how many shares of the Preferred Stock are convertible, in each case subject to the Beneficial Ownership Limitation. To ensure compliance with this restriction, each Holder shall be deemed to represent to the Corporation each time it delivers a Notice of Conversion that such Notice of Conversion has not violated the restrictions set forth in this paragraph and the Corporation shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 6(d), in determining the number of outstanding shares of Common Stock, a Holder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (i) the Corporation’s most recent periodic or annual report filed with the Commission, as the case may be, (ii) a more recent public announcement by the Corporation or (iii) a more recent written notice by the Corporation or the Transfer Agent setting forth the number of shares of Common Stock outstanding.  Upon the written or oral request of a Holder, the Corporation shall within two Trading Days confirm orally and in writing to such Holder the number of shares of Common Stock then outstanding.  In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Corporation, including the Preferred Stock, by such Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of Preferred Stock held by the applicable Holder. A Holder, upon notice to the Corporation, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 6(d) applicable to its Preferred Stock provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Preferred Stock held by the Holder and the provisions of this Section 6(d) shall continue to apply. Any such increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Corporation and shall only apply to such Holder and no other Holder. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 6(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of Preferred Stock.

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Section 7.         Certain Rights.

a)           Stock Dividends and Stock Splits. If the Corporation, at any time while this Preferred Stock is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any other Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Corporation upon conversion of, or payment of a dividend on, this Preferred Stock), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares, or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Corporation, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Corporation) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section 7(a) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

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b)           [RESERVED]

c)           Subsequent Rights Offerings. In addition to any adjustments pursuant to Section 7(a) above, if at any time the Corporation grants, issues or sells any Common Stock Equivalents or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of shares of Common Stock (the “Purchase Rights”), then each Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of such Holder’s Preferred Stock (without regard to any limitations on exercise hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights (provided, however, to the extent that the Holder’s right to participate in any such Purchase Right would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Purchase Right to such extent (or beneficial ownership of such shares of Common Stock as a result of such Purchase Right to such extent) and such Purchase Right to such extent shall be held in abeyance for the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

d)           Pro Rata Distributions. During such time as this Preferred Stock is outstanding, if the Corporation declares or makes any dividend or other distribution of its assets (or rights to acquire its assets) to holders of shares of Common Stock, by way of return of capital or otherwise (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction) (a “Distribution”), at any time after the issuance of this Preferred Stock, then, in each such case, the Holder shall be entitled to participate in such Distribution to the same extent that the Holder would have participated therein if the Holder had held the number of shares of Common Stock acquirable upon complete conversion of this Preferred Stock (without regard to any limitations on conversion hereof, including without limitation, the Beneficial Ownership Limitation) immediately before the date of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution (provided, however, to the extent that the Holder's right to participate in any such Distribution would result in the Holder exceeding the Beneficial Ownership Limitation, then the Holder shall not be entitled to participate in such Distribution to such extent (or in the beneficial ownership of any shares of Common Stock as a result of such Distribution to such extent) and the portion of such Distribution shall be held in abeyance for the benefit of the Holder until such time, if ever, as its right thereto would not result in the Holder exceeding the Beneficial Ownership Limitation).

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e)           Fundamental Transaction. If, at any time while this Preferred Stock is outstanding, (i) the Corporation, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Corporation with or into another Person, (ii) the Corporation, directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Corporation or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of 50% or more of the outstanding Common Stock, (iv) the Corporation, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Corporation, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Preferred Stock, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock), the number of shares of Common Stock of the successor or acquiring corporation or of the Corporation, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Preferred Stock is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 6(d) on the conversion of this Preferred Stock). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Fundamental Transaction, and the Corporation shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Preferred Stock following such Fundamental Transaction. To the extent necessary to effectuate the foregoing provisions, any successor to the Corporation or surviving entity in such Fundamental Transaction shall file a new Certificate of Designation with the same terms and conditions and issue to the Holders new preferred stock consistent with the foregoing provisions and evidencing the Holders’ right to convert such preferred stock into Alternate Consideration. The Corporation shall cause any successor entity in a Fundamental Transaction in which the Corporation is not the survivor (the “Successor Entity”) to assume in writing all of the obligations of the Corporation under this Certificate of Designation in accordance with the provisions of this Section 7(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Fundamental Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Preferred Stock a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Preferred Stock which is convertible for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon conversion of this Preferred Stock (without regard to any limitations on the conversion of this Preferred Stock) prior to such Fundamental Transaction, and with a conversion price which applies the conversion price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Fundamental Transaction and the value of such shares of capital stock, such number of shares of capital stock and such conversion price being for the purpose of protecting the economic value of this Preferred Stock immediately prior to the consummation of such Fundamental Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Fundamental Transaction, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Fundamental Transaction, the provisions of this Certificate of Designation referring to the “Corporation” shall refer instead to the Successor Entity), and may exercise every right and power of the Corporation and shall assume all of the obligations of the Corporation under this Certificate of Designation with the same effect as if such Successor Entity had been named as the Corporation herein.

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f)           Calculations. All calculations under this Section 7 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 7, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Corporation) issued and outstanding.

g)           Notice to the Holders.

i.           Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 7, the Corporation shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii.           Notice to Allow Conversion by Holder. If (A) the Corporation shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Corporation shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Corporation shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Corporation shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Corporation is a party, any sale or transfer of all or substantially all of the assets of the Corporation, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Corporation shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, then, in each case, the Corporation shall cause to be filed at each office or agency maintained for the purpose of conversion of this Preferred Stock, and shall cause to be delivered to each Holder at its last address as it shall appear upon the stock books of the Corporation, at least twenty (20) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. To the extent that any notice provided hereunder constitutes, or contains, material, non-public information regarding the Corporation or any of the Subsidiaries, the Corporation shall simultaneously file such notice with the Commission pursuant to a Current Report on Form 8-K. The Holder shall remain entitled to convert the Conversion Amount of this Preferred Stock (or any part hereof) during the 20-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

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Section 8.          Forced Conversion. Beginning on the third anniversary of the Original Issue Date, subject to compliance with Section 6(d), the Corporation shall have the right to cause each Holder of Preferred Stock to convert all or part of such Holder’s Preferred Stock upon 20 calendar days’ prior written notice to such Holder (which notice may be given by the Transfer Agent). Such notice may be given prior to the third anniversary of the Original Issue Date and shall be given in accordance with any applicable procedures of the depositary for the Preferred Stock.

Section 9.          Miscellaneous.

a)           Notices. Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by email or facsimile (if specified), or sent by a nationally recognized overnight courier service, addressed to the Corporation, at 1535 Rancho Conejo Boulevard, Thousand Oaks, California 91320, Attention: Secretary, e-mail address: Secretary@ceres.net, and facsimile number: (805) 499-9017 or such other facsimile number, e-mail address or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9. Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile or email (if followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless receipt of the email is acknowledged by the recipient via return email), or sent by a nationally recognized overnight courier service addressed to each Holder at the facsimile number, email address or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile or email prior to 5:30 p.m. (New York City time) on any date, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile or email on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given, in each case to the parties at the addresses or facsimile number specified herein (or at such other address or facsimile number for a party as shall be specified by like notice) and provided that for any notice delivered by email to be deemed given and effective, such notice must be followed by notice sent by overnight courier service to be delivered on the next business day following such email, unless the recipient of such email has acknowledged via return email receipt of such email. Notwithstanding any other provision of this Certificate of Designation, where this Certificate of Designation provides for notice of any event to a Holder, if this Certificate of Designation is held in global form by DTC (or any successor depositary), such notice shall be sufficiently given if given to DTC (or such successor depositary) pursuant to the procedures of DTC (or such successor depositary).

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b)           Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)           Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate (including appropriate indemnity), and of the ownership hereof reasonably satisfactory to the Corporation.

d)           Stock Register. The Corporation will keep at its principal office or at the offices of the Transfer Agent, a register of the Preferred Stock, which shall be prima facia indicia of ownership of all outstanding shares of Preferred Stock.

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e)           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof. Each party agrees that all legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”). Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of this Certificate of Designation), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby. If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

f)           Waiver. Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders. The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion. Any waiver by the Corporation or a Holder must be in writing.

g)           Severability. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances. If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

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h)           Next Business Day. Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day.

i)           Headings. The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

j)           Status of Converted or Reacquired Preferred Stock. Shares of Preferred Stock may only be issued pursuant to the Underwriting Agreement. If any shares of Preferred Stock shall be converted or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series A-1 Convertible Preferred Stock.

*********************

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RESOLVED, FURTHER, that the Chairman, the Chief Executive Officer, the Chief Financial Officer, the Secretary or any vice-president or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 17th day of December 2015.

/s/ Richard Hamilton	/s/ Wilfriede van Assche
Name: Richard Hamilton	Name: Wilfriede van Assche
Title: President & CEO	Title: Senior Vice Preside &
General Counsel and Secretary

[Ceres, Inc. Signature Page to Certificate of Designation]

ANNEX A

NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert Shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of Series A-1 Convertible Preferred Stock indicated below into shares of common stock, par value $0.01 per share (the “Common Stock”), of Ceres, Inc., a Delaware corporation (the “Corporation”), according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a Person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. No fee will be charged to the Holders for any conversion, except for any such transfer taxes.

Conversion calculations:

Date to Effect Conversion: _____________________________________________

Number of shares of Preferred Stock owned prior to Conversion: _______________

Number of shares of Preferred Stock to be Converted: ________________________

Stated Value of shares of Preferred Stock to be Converted: ____________________

Number of shares of Common Stock to be Issued: ___________________________

Applicable Conversion Price:____________________________________________

Number of shares of Preferred Stock subsequent to Conversion: ________________

(If Preferred Stock is not in book-entry form) Address for Delivery: ______________________

or

(If Preferred Stock is in book-entry form) DWAC Instructions:

Broker no: _________

Account no: ___________

[HOLDER]

By:
Name:
Title:

A-1

EXHIBIT 31.1

CERTIFICATION

I, Richard Hamilton, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Ceres, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 14, 2016	By:	/s/ Richard Hamilton
Richard Hamilton
President and Chief Executive Officer
(principal executive officer)

EXHIBIT 31.2

CERTIFICATION

I, Paul Kuc, certify that:

1.	I have reviewed this Quarterly Report on Form 10-Q of Ceres, Inc.;

2.	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the registrant as of, and for, the periods presented in this report;

4.	The registrant’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) and internal control over financial reporting (as defined in Exchange Act Rules 13a-15(f) and 15d-15(f)) for the registrant and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the registrant, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Designed such internal control over financial reporting, or caused such internal control over financial reporting to be designed under our supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles;

(c)	Evaluated the effectiveness of the registrant’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the registrant’s internal control over financial reporting that occurred during the registrant’s most recent fiscal quarter (the registrant’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the registrant’s internal control over financial reporting; and

5.	The registrant’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the registrant’s auditors and the audit committee of the registrant’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the registrant’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the registrant’s internal control over financial reporting.

Date: January 14, 2016	By:	/s/ Paul Kuc
Paul Kuc
Chief Financial Officer
(principal financial officer)

EXHIBIT 32.1

CERTIFICATION PURSUANT TO

18 U.S.C. SECTION 1350,

AS ADOPTED PURSUANT TO

SECTION 906 OF THE SARBANES-OXLEY ACT OF 2002

In connection with the Quarterly Report on Form 10-Q of Ceres, Inc. (the “Company”) for the fiscal quarter ended November 30, 2015, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), Richard Hamilton, President and Chief Executive Officer of the Company and Paul Kuc, Chief Financial Officer of the Company, respectively, do each hereby certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of his knowledge:

1.	The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

2.	The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Date: January 14, 2016

By:	/s/ Richard Hamilton
Richard Hamilton
President and Chief Executive Officer
(principal executive officer)

By:	/s/ Paul Kuc
Paul Kuc
Chief Financial Officer (principal financial officer)

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.